Exhibit 99.1

FOR IMMEDIATE RELEASE
September 24, 1999

Research, Inc.                                Contacts:   Richard L. Grose
6425 Flying Cloud Drive                                   Research, Inc.
Eden Prairie, MN 55344                                    612/829-8311
                                                          rgrose@researchinc.com

                                                          Joe Jennings
                                                          The Sage Group, Inc.
                                                          612/321-9897
                                                          eraymond@sagegrp.com

          RESEARCH, INC. COMPLETES PROPERTY SALE/LEASEBACK TRANSACTION PROVIDES COMPANY WITH ENHANCED ASSET MANAGEMENT, FINANCIAL FLEXIBILITY

Eden Prairie, MN--Research, Inc. (Nasdaq: RESR) today announced that it has finalized a sale/leaseback contract with Continental Property Group, Inc., a Minneapolis-based real estate development company. Under the terms of the agreement, Research has sold its building and approximately 11 acres of surrounding land to Continental and subsequently will lease the property back. The sale price is $3,650,000, the proceeds of which will be used by Research to reduce debt and accelerate growth.

The transaction will allow Research to take advantage of deferred tax benefits and is expected to result in a pre-tax gain of $2.2 million, which will be recognized over the seven-year leaseback period. In an earlier announcement, the company had said that the transaction would provide it with enhanced cash flow, reduce its cost of capital, and facilitate growth.

Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The company does business worldwide through its three divisions: Drying, Research International, and Thermal Solutions. The company's products target high-growth markets including printing (ink drying) and semiconductor assembly and packaging. Research, Inc. is headquartered in Eden Prairie, MN, and has subsidiary operations in Plymouth, England. The Company's common stock trades on the Nasdaq SmallCap Market under the symbol: RESR. Additional news and information can be found on the Company's website at http://www.researchinc.com.

STATEMENTS CONTAINED HERE, OTHER THAN HISTORICAL DATA, MAY BE FORWARD-LOOKING AND SUBJECT TO RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE COMPANY'S ANNUAL REPORT, 10K, 10Q, AND OTHER SEC FILINGS.
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